Exhibit 99.2

FDCTech Completes Pivotal Acquisition of AD Advisory Services Pty Ltd.

The acquisition of AD Advisory Services Pty Ltd. (ADS) is a step-change in creating a digital wealth management company with annualized revenue of $5.91 million and well-positioned for rapid growth through FDCTech’s software development capabilities combined with ADS’ proven executive team and client-centric financial advisors.

Irvine, CA: December 23, 2021, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech company with a full suite of digital financial services solutions, today announced that it had entered into a sales purchase agreement (“Agreement”) under which the Company will acquire 51% equity interest in AD Advisory Services Pty Ltd. (“ADSL”) in a stock-for-stock transaction.

Under the terms of the Agreement, ADS will receive 45,000,000 shares of the Company common stock, representing an equity value of approximately $3.15 million based on a $0.07 per share price. Accordingly, the Company will receive 62,450,000 ADS shares representing 51.0% of the current outstanding equity interest and voting power of the ADS common stock.

ADS has furnished the Company its audited balance sheet for the fiscal year ended on June 30, 2021, and 2020 (the “Balance Sheet Date”). ADS provided the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended June 30, 2021, and 2020. ADS does not have any liabilities other than (i) liabilities reflected on the financial statements and (ii) liabilities incurred in the ordinary course of business since the balance sheet date.

The boards of directors of the parties envoved have approved the transaction as well as the shareholder of ADS.

The acquisition highlights include:

●	Topline growth with annualized forecasted revenue run-rate of over $5.91 million in fees from wealth management business.

●	$540 million funds under management (FUM) through approximately 28 licensed advisers with 20 offices across Australia.

●	Access to the Australian Financial Services License (AFSL) enables the Company to provide a wide variety of financial services, including but not limited to financial product advice for various asset classes and deal in financial products with retail and wholesale clients.

●	Access to the Australian wealth management market, the fourth-largest in the world valued at over $2.1 trillion, and other Association of Southeast Asian Nations (ASEAN), a group of ten nations with favorable trade and regulatory relationships with Australia.

●	A platform to execute the Company’s merger & acquisition strategy in the Australian independent dealer group and digital wealth management market to potentially add significant revenue growth, FUA, FUM, and other economies of scale.

“We have built our business around our clients by transforming their financial well-being through our highly educated and compliant focused financial advisors. As we merge with FDCTech, we will forge a digital wealth management company to reduce the cost to serve clients while providing comprehensive financial planning advice,” Jonathan Thomas, CEO, AD Advisory Services Pty Ltd.

“We are pleased to achieve this major milestone for the Company and our shareholders,” said Mitchell M. Eaglstein, Co-Founder and CEO, FDCTech. He further added, “The successful new direction will create new opportunities for the Company through cutting-edge digital financial tools that we will implement through our software development capabilities and ADS’ deep knowledge of the Australian wealth management industry.”

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

About AD Advisory Services Pty Ltd.

AD Advisory Services – ACN 628 331 117/AFSL No. 237058, an independent specialist dealer group, provides licensing solutions for select education and compliance-focused financial advisors & accountants. ADS has a dedicated management team are qualified financial planners that service metro and regional practices around Australia.

FDCTech, Inc.

FDCTech, Inc. (“FDC”), is a US-based, fully integrated financial technology company. FDC develops and delivers a full suite of technology infrastructure solutions to FX, Crypto, Wealth Management, and other future-proof financial sectors.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third-party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

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FDCTech, Inc.

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